EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ONLINE RESOURCES CORPORATION,

ONLINE RESOURCES ACQUISITION CO.

and

PRINCETON ECOM CORPORATION

and

the Individuals identified herein as the Stockholder Representative

Dated as of May 5, 2006

ARTICLE I THE MER	GER 2
1.1	The Merger	2
1.2	Closing; Effective Time	2
1.3	Effects of the Merger	2
1.4	Further Assurances	3
ARTICLE II	MERGER CONSIDERATION AND CONVERSION OF SECURITIES	3
2.1	Merger Consideration	3
2.2	Effect on Company Capital Stock	5
2.3	Effect on Options, Warrants and Management Incentive Plan	6
2.4	Closing Payments	8
2.5	Exchange Procedures and Payment of Merger Consideration	9
2.6	Schedule of Merger Consideration	12
2.7	Conversion of Merger Sub Capital Stock, Treasury Stock and Stock Owned by Parent	12
2.8	Dissenting Shares	13
2.9	No Further Ownership Rights	13
2.10	Lost Certificates	13
2.11	No Further Transfer of Shares	13
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	14
3.1	Organization, Qualification and Corporate Power	14
3.2	Capitalization	14
3.3	Authorization of Transaction	15
3.4	Noncontravention	16
3.5	Subsidiaries	16
3.6	Financial Statements	16
3.7	Absence of Certain Changes	16
3.8	Undisclosed Liabilities	17
3.9	Tax Matters	17
3.10	Assets	17
3.11	Owned Real Property	17
3.12	Real Property Leases	17
3.13	Intellectual Property	18
3.14	Contracts	20
3.15	Accounts Receivable	21
3.16	Insurance	21
3.17	Litigation	22
3.18	Employees	22
3.19	Employee Benefits	22
3.20	Environmental Matters	23
3.21	Legal Compliance	23
3.22	Customers and Resellers	24
3.23	Authorizations	24
3.24	Brokers	24
3.25	Books and Records	24
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	24
4.1	Organization and Corporate Power	25
4.2	Authorization of Transaction	25
4.3	Noncontravention	25
4.4	Litigation	26
4.5	Availability of Funds	26
4.6	Brokers	26
4.7	Interim Operations of Sub	26
ARTICLE V	COVENANTS	26
5.1	Closing Efforts	26
5.2	Governmental and Third-Party Notices and Consents	27
5.3	Stockholder Approval	28
5.4	Operation of Business	28
5.5	Access to Company Information	30
5.6	Notice of Certain Matters	30
5.7	Officer and Director Indemnification	31
5.8	Employment Matters.	31
5.9	Tax Matters	33
5.10	Public Announcements	35
5.11	Financing	35
5.12	Expenses	35
5.13	Further Assurances	36
ARTICLE VI	CONDITIONS TO MERGER	36
6.1	Conditions to Each Party’s Obligations	36
6.2	Conditions to Obligations of the Parent and the Merger Sub	36
6.3	Conditions to Obligations of the Company	38
ARTICLE VII	TERMINATION	39
7.1	Termination of Agreement	39
7.2	Effect of Termination	40
7.3	Remedies	40
ARTICLE VIII	INDEMNIFICATION	40
8.1	Indemnification	40
8.2	Procedure for Claims	41
8.3	Payment of Indemnification Obligations	42
8.4	Survival	43
8.5	Certain Limitations	43
8.6	No Other Representations or Warranties	44
8.7	Characterization of Indemnification Payments	45
8.8	Stockholder Representative and Adoption of Provisions	45
ARTICLE IX	MISCELLANEOUS	46
9.1	Notices	46
9.2	Amendments and Waivers	48
9.3	Successors and Assigns	48
9.4	Governing Law	49
9.5	Consent to Jurisdiction	49
9.6	Counterparts	49
9.7	Third Party Beneficiaries	49
9.8	Entire Agreement	50
9.9	Captions	50
9.10	Severability	50
9.11	Specific Performance	50
ARTICLE X	DEFINITIONS	50
10.1	Definitions	50
10.2	Other Defined Terms	59
10.3	Interpretation	60

EXHIBITS

Form of Escrow Agreement Exhibit A1
Form of Stockholder Represtative Escrow Agreement Exhibit A2

Form of Exchange Agreement	Exhibit B
Form of Transmittal Letter	Exhibit C
Form of Stockholder Representative Agreement	Exhibit D
Form of Cancellation Acknowledgement	Exhibit E
Form of Legal Opinion of Morgan, Lewis & Bockius LLP	Exhibit F
Form of Certificate of Merger	Exhibit G
Securities Purchase Warrants	Exhibit H
Required Consents	Exhibit I

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of May 5, 2006, is made by and among Online Resources Corporation, a Delaware corporation (“Parent”), Online Resources Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Princeton eCom Corporation, a Delaware corporation (the “Company”), and a committee consisting of Lawrence Mock, Steven Piaker and Manu Rana, solely in their capacities as representatives of the Company Securityholders and the Incentive Plan Participants pursuant to the terms of this Agreement (collectively, the “Stockholder Representative”). Capitalized terms used in this Agreement are defined in Section 10.1, or in the applicable Section of this Agreement to which reference is made in Section 10.1.

RECITALS:

WHEREAS, this Agreement contemplates a merger of the Merger Sub into the Company and in such merger, the stockholders of the Company will receive cash in exchange for their capital stock of the Company;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, the Board of Directors of the Company has recommended to the stockholders of the Company the adoption of this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement; and

WHEREAS, immediately following the execution and delivery of this Agreement, certain of the Company’s stockholders, including Mellon Ventures, L.P., Conning Capital Partners and Lazard Technology Partners II LP (collectively, the “Major Investors”) are executing and adopting a stockholder consent approving this Agreement and the transactions set forth herein, including the Merger (the “Stockholder Consent”) and the Stockholder Consent shall constitute the Requisite Stockholder Approval.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of Merger Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation”.

1.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, Princeton, New Jersey, at 10:00 a.m. on a date to be specified by the Parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the Parties. The date upon which the Closing occurs is herein referred to as the “Closing Date”. Simultaneously with the Closing, the Company as the surviving corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective, pursuant to the Certificate of Merger, at such time as the Certificate of Merger is so filed, which time is hereinafter referred to as the “Effective Time”.

1.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of each of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation shall read: “The name of this corporation is Princeton eCom Corporation”. Parent may elect, in its sole discretion, to use a different name for the Surviving Corporation. As so amended and restated, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, each of the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or similar instruments are necessary or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties, assets, liabilities or other obligations of either of the Constituent Corporations, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and other similar instruments as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties, assets, liabilities or other obligations of such Constituent Corporation.

ARTICLE II

MERGER CONSIDERATION AND CONVERSION OF SECURITIES

2.1 Merger Consideration.

(a) General. The aggregate amount to be paid by Parent on the Closing Date with respect to all of the outstanding shares of capital stock of the Company and any options, warrants or other rights to acquire any securities of the Company (including Common Stock, Preferred Stock, Company Options and Company Warrants) and with respect to the Incentive Plan Amounts shall equal (such amount, the “Merger Consideration”): $180,000,000 plus such increase resulting from the excess Working Capital pursuant to Section 2.1(b)(i) (provided, however, that it is agreed and acknowledged that the amount actually payable to each Holder and Incentive Plan Participant is subject to (i) reduction pursuant to the terms of this Agreement and the other Transaction Documents, including reduction pursuant to Section 2.1(b) with respect to a Working Capital Shortfall, Section 2.4(a) with respect to Company Transaction Costs, Section 2.4(a)(i) with respect to the Indemnity Escrow Amount and Section 2.4(a)(ii) with respect to the Stockholder Representative Escrow Amount) and (ii) increase by a total of $10,000,000 pursuant to the terms of Section 2.1(c)).

(b) Working Capital Adjustment. The Merger Consideration shall be subject to adjustment on a dollar for dollar basis as set forth in this Section 2.1(b).

(i) Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement of the estimated Working Capital as of the Closing Date (the “Estimated Working Capital”). The Company shall consult with the Parent regarding its calculation of Estimated Working Capital prior to delivery of the statement of Estimated Working Capital. To the extent that the Estimated Working Capital is less than $2,000,000 (the “Target Working Capital”), the Merger Consideration payable at Closing will be decreased by such shortfall. To the extent that the Estimated Working Capital is greater than the Target Working Capital, the Merger Consideration payable at Closing will be increased by such excess.

(ii) Within sixty (60) days after the Closing Date, the Parent shall prepare and deliver to the Stockholder Representative (or its designee) a statement (the “Working Capital Statement”) setting forth the Working Capital as of the Closing Date (the “Closing Working Capital”).

(iii) If the Stockholder Representative disputes the Working Capital Statement (either as to content or manner of preparation), then the Stockholder Representative shall, within thirty (30) days following receipt of the Working Capital Statement from Parent, deliver a written notice to Parent of such dispute setting forth in reasonable detail the basis for that dispute. If the Stockholder Representative does not so notify Parent of a dispute within such thirty (30) day period, the Closing Working Capital shall be deemed to be final, conclusive and binding on the Parties. In the event the Stockholder Representative delivers a notification of a dispute, Parent and the Stockholder Representative shall negotiate in good faith to resolve such dispute; provided, however that if Parent and the Stockholder Representative fail to resolve such dispute within fifteen (15) days after notification of the dispute, then Parent and the Stockholder Representative shall promptly (but in no event later than fifteen (15) Business Days thereafter) engage an independent certified public accounting firm of nationally recognized standing (which shall be reasonably acceptable to Parent and Stockholder Representative) (the “Arbitration Firm”) to resolve such dispute. Parent shall be responsible for all of the fees and expenses of the Arbitration Firm unless the Arbitration Firm finds the Closing Working Capital is the same or less than the Closing Working Capital reflected in the Working Capital Statement in which case the amount of all fees and expenses of the Arbitration Firm shall be paid by Escrow Agent from the Indemnity Escrow Fund. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties. The Closing Working Capital as finally determined in accordance with this Section 2.1(b)(iii) shall be the “Final Working Capital”.

(iv) For purposes of complying with the terms set forth in this Section 2.1(b), the Parties shall cooperate with and make available to the other Parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Estimated Working Capital and the Working Capital Statement and the resolution of any disputes thereunder.

(v) If the Final Working Capital is less than the Estimated Working Capital, then, the Merger Consideration shall be adjusted downward by the amount of such shortfall (the “Working Capital Shortfall”), and the Escrow Agent shall pay to Parent an amount of cash equal to such Working Capital Shortfall from the Indemnity Escrow Fund by wire transfer of immediately available funds to an account designated in writing by Parent to the Escrow Agent; provided, however that in no event shall Parent be entitled to any amounts in excess of the amounts then available in the Indemnity Escrow Fund. If the Final Working Capital is greater than the Estimated Working Capital, then the Merger Consideration shall be increased by the amount of such excess, and the Parent shall pay to the Exchange Agent an amount of cash equal to such excess by wire transfer of immediately available funds to the account designated in the Exchange Agreement, which amounts shall then be distributed to the Holders in accordance with the terms of the Exchange Agreement. Any such payment and the payment of any Working Capital Shortfall is to be made within five (5) Business Days of the date on which Final Working Capital is determined pursuant to this Section 2.1(b).

(c) Additional Consideration. The Merger Consideration shall be increased by $10,000,000 (the “Additional Merger Consideration”) upon the occurrence of the events set forth on Schedule 2.1(c) hereto.

2.2 Effect on Company Capital Stock.

(a) Series A-1 Preferred Stock. Unless converted to Common Stock in accordance with the Charter Documents of the Company as in effect immediately prior to the Effective Time, each share of Series A-1 Preferred Stock of the Company (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be converted into the right to receive an amount of cash equal to (A) the Series A-1 Preference Amount per share plus (B) the product of (x) the number of shares of Common Stock into which such Series A-1 Preferred Stock is convertible (without taking into account the conversion of any accrued dividends in accordance with the Charter Documents) and (y) the Per Share Common Merger Consideration, subject to the terms of this Agreement (including Section 2.4(a)).

(b) Series B-1 Preferred Stock. Unless converted to Common Stock in accordance with the Charter Documents of the Company as in effect immediately prior to the Effective Time, each share of Series B-1 Preferred Stock of the Company (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be converted into the right to receive an amount of cash equal to (A) the Series B-1 Preference Amount per share plus (B) the product of (x) the number of shares of Common Stock into which such Series B-1 Preferred Stock is convertible (without taking into account the conversion of any accrued dividends in accordance with the Charter Documents) and (y) the Per Share Common Merger Consideration, subject to the terms of this Agreement (including Section 2.4(a)).

(c) Series C-1 Preferred Stock. Unless converted to Common Stock in accordance with the Charter Documents of the Company as in effect immediately prior to the Effective Time, each share of Series C-1 Preferred Stock of the Company (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be converted into the right to receive an amount of cash equal to (A) the Series C-1 Preference Amount per share plus (B) the product of (x) the number of shares of Common Stock into which such Series C-1 Preferred Stock is convertible (without taking into account the conversion of any accrued dividends in accordance with the Charter Documents) and (y) the Per Share Common Merger Consideration (the “Per Share C-1 Merger Consideration”), subject to the terms of this Agreement (including Section 2.4(a)).

(d) Series D-1 Preferred Stock. Unless converted to Common Stock in accordance with the Charter Documents of the Company as in effect immediately prior to the Effective Time, each share of Series D-1 Preferred Stock of the Company (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be converted into the right to receive an amount of cash equal to (A) the Series D-1 Preference Amount per share plus (B) the product of (x) the number of shares of Common Stock into which such Series D-1 Preferred Stock is convertible (without taking into account the conversion of any accrued dividends in accordance with the Charter Documents) and (y) the Per Share Common Merger Consideration (the “Per Share D-1 Merger Consideration”), subject to the terms of this Agreement (including Section 2.4(a)).

(e) Common Stock. Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (including shares of Common Stock issued upon conversion of any shares of Preferred Stock or other Company Securities converted to or exercised for Common Stock immediately prior to the Effective Time), other than Dissenting Shares, shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be converted into the right to receive an amount of cash equal to the Per Share Common Merger Consideration, subject to the terms of this Agreement (including Section 2.4(a)).

2.3 Effect on Options, Warrants and Management Incentive Plan.

(a) Securities Purchase Warrants. Each Securities Purchase Warrant that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive a cash payment from the Merger Consideration equal to (i) the Per Share C-1 Merger Consideration, multiplied by (ii) the number of shares of Series C-1 Preferred Stock issuable upon exercise of such Securities Purchase Warrant, minus (iii) the aggregate exercise or conversion price of such Securities Purchase Warrant, subject to the terms of this Agreement (including Section 2.4(a) and 2.1(b). Prior to the Effective Time, the Company shall take all actions that are reasonably necessary and appropriate to provide for such cancellation and conversion (or exercise) as of the Effective Time.

(b) Series D-1 Preferred Warrants. Each Series D-1 Preferred Warrant that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive a cash payment from the Merger Consideration equal to (i) the Per Share D-1 Merger Consideration, multiplied by (ii) the number of shares of Series D-1 Preferred Stock issuable upon exercise of such Series D-1 Preferred Warrant, minus (iii) the aggregate exercise or conversion price of such Series D-1 Preferred Warrant, subject to the terms of this Agreement (including Section 2.4(a)). Prior to the Effective Time, the Company shall take all actions that are reasonably necessary and appropriate to provide for such cancellation and conversion (or exercise) as of the Effective Time.

(c) Company Options and Common Warrants. Each Company Option and Common Warrant that is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the right to receive a cash payment from the Merger Consideration equal to (i) the Per Share Common Merger Consideration, multiplied by (ii) the number of shares of Common Stock issuable upon exercise of such Company Option or Common Warrant, as applicable, minus (iii) the aggregate exercise or conversion price of such Company Option or Common Warrant, as applicable, subject to the terms of this Agreement (including Section 2.4(a)). Prior to the Effective Time, the Company shall take all actions that are reasonably necessary and appropriate to provide for such cancellation and conversion (or exercise) as of the Effective Time.

(d) Management Incentive Payments. In connection with the Merger, effective at the Effective Time, each Person who is entitled to participate in the Management Incentive Plan (each, an “Incentive Plan Participant”) shall be entitled to a payment in cash from the Merger Consideration equal to the amount set forth opposite such Incentive Plan Participant’s name on Schedule 2.6 (subject to adjustment prior to Closing pursuant to the terms of Section 2.6); provided that such payments shall be net of withholding Taxes under Section 2.5(h) and shall be subject to reduction for the Indemnity Escrow Amounts. Payment of such amounts to the Incentive Plan Participants shall be made by the Company after transfer of such funds from the Exchange Agent to the Company in accordance with the terms of the Exchange Agreement. Each Incentive Plan Participant shall deliver to the Company, prior to the Effective Time and as a condition to the right to receive any payment under this Section 2.3(d), documents evidencing the release of claims of any kind or nature related thereto in accordance with the terms of the Management Incentive Plan, together with executed counterpart signature pages to the Escrow Agreement, the Stockholder Representative Escrow Agreement and the Stockholder Representative Agreement.

(e) Order of Payment. The order of payment of the Merger Consideration to the Incentive Plan Participants and to each Company Securityholder pursuant to the foregoing provisions of Section 2.2 and this Section 2.3, as applicable, shall be governed by the terms of the Charter Documents of the Company.

2.4 Closing Payments. At the Closing, Parent shall pay or cause to be paid the following amounts by wire transfers of immediately available funds:

(a) Escrow Amounts.

(i) Indemnity Escrow Amounts. At the Closing, a portion of the Merger Consideration in an amount equal to the Indemnity Escrow Amount shall be deposited by Parent with the escrow agent (the “Escrow Agent”) designated in the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit A-1 hereto, to be entered into at the Closing by Parent, the Company, the Stockholder Representative and the Escrow Agent. At any time, the amount of cash held by the Escrow Agent related to the Indemnity Escrow Amount, together with any proceeds thereon (which shall be apportioned pursuant to the terms of the Escrow Agreement), shall at such time constitute the “Indemnity Escrow Funds” and shall be used to satisfy Losses of an Indemnified Party pursuant to Article VIII and to fund any Working Capital Shortfall pursuant to Section 2.1(b). The Escrow Agreement sets forth the terms upon which disbursements shall be made by the Escrow Agent. The Indemnity Escrow Funds shall be held in two separate funds: (i) to the extent any portion of the Indemnity Escrow Funds are being funded from the Merger Compensation Payments, such amounts shall be treated as an unfunded, unsecured promise to pay, and shall be held in a separate grantor trust fund, subject only to the claims of Parents’ creditors in the event of Acquiror’s insolvency, according to “rabbi trust” terms substantially similar to those approved by the IRS in Rev. Proc. 92-64, and shall be held and disbursed solely for the purposes and in accordance with the applicable terms of the Escrow Agreement. The Merger Compensation Payments Escrow shall be structured so that the Merger Compensation Payments held in the Merger Compensation Payments Escrow are not subject to income tax until distributions are made from the Merger Compensation Payments Escrow provided, however, in no event shall such structure terminate, reduce or otherwise adversely modify, in any manner, the rights of the Indemnified Parties set forth in the Escrow Agreement and (ii) in all other cases such amount shall be held in a separate trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person.

(ii) Stockholder Representative Escrow Amounts. At the Closing, a portion of the Merger Consideration in an amount equal to the Stockholder Representative Escrow Amount shall be deposited by Parent for a period of one (1) year with the escrow agent (the “Stockholder Representative Escrow Agent”) designated in an escrow agreement (the “Stockholder Representative Escrow Agreement”), in a form reasonably acceptable to both parties which shall be attached hereto as Exhibit A-2, to be entered into at the Closing by the Company, the Stockholder Representative and the Stockholder Representative Escrow Agent. At any time, the amount of cash held by the Stockholder Representative Escrow Agent, together with any proceeds thereon (which shall be apportioned pursuant to the terms of the Stockholder Representative Escrow Agreement), shall at all times constitute the “Stockholder Representative Escrow Funds” and shall be used to satisfy all costs and expenses of the Stockholder Representative pursuant to Section 8.8. The Stockholder Representative Escrow Funds shall be held shall be held in two separate funds: (i) to the extent any portion of the Indemnity Escrow Funds are being funded from the Merger Compensation Payments, such amounts shall be treated as an unfunded, unsecured promise to pay, and shall be held in a separate grantor trust fund, subject only to the claims of Parents’ creditors in the event of Acquiror’s insolvency, according to “rabbi trust” terms substantially similar to those approved by the IRS in Rev. Proc. 92-64, and shall be held and disbursed solely for the purposes and in accordance with the applicable terms of the Stockholder Representative Escrow Agreement. The Stockholder Representative Escrow Fund attributable to Merger Compensation Payments shall be structured so that the Merger Compensation Payments held in the Stockholder Representative Escrow Fund attributable to Merger Compensation Payments are not subject to income tax until distributions are made from the Stockholder Representative Escrow Fund attributable to Merger Compensation Payments provided, however, in no event shall such structure terminate, reduce or otherwise adversely modify, in any manner, the rights of the Indemnified Parties set forth in the Escrow Agreement and (ii) in all other cases such amount shall be held in a separate trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person.

(b) Remaining Merger Consideration. At the Closing, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or such other bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”) for the benefit of the Holders and the Incentive Plan Participants, the aggregate amount of the Merger Consideration (including, for purposes of clarity, the Management Incentive Amount) (such Merger Consideration, together with any interest with respect thereto, being hereinafter referred to as the “Exchange Fund”) less the Indemnity Escrow Amount deposited with the Escrow Agent pursuant to Section 2.4(a)(i) and less the Stockholder Representative Escrow Amount deposited with the Stockholder Representative Escrow Agent pursuant to Section 2.4(a)(ii) and any other adjustments to the Merger Consideration required under this Agreement. The Exchange Agent shall, pursuant to irrevocable instructions set forth in the Exchange Agent Agreement (the “Exchange Agreement”) substantially in the form of Exhibit B hereto (and subject to Section 2.5(h) as to Merger Compensation Payments), deliver the cash out of the Exchange Fund in exchange for the outstanding Company Securities and in full satisfaction of the Management Incentive Amount. The Exchange Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person. Except as contemplated by this Section 2.4(b), the Exchange Fund shall not be used for any other purpose.

(c) Company Transaction Costs. The Company Securityholders shall be responsible for payment of the Company Transaction Costs. To facilitate that payment, the Parent shall cause such Company Transaction Costs to be paid from the Merger Consideration at the Closing.

2.5 Exchange Procedures and Payment of Merger Consideration. The Merger Consideration shall be payable as follows:

(a) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Holder of stock certificates, options or warrants or other securities which, immediately prior to the Effective Time represented outstanding Company Securities (collectively, the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), substantially in the form attached hereto as Exhibit C (the “Transmittal Letter”), (ii) counterpart signature pages to the Stockholder Representative Agreement, substantially in the form attached hereto as Exhibit D (the “Stockholder Representative Agreement”) and to the Escrow Agreement and to the Stockholder Representative Escrow Agreement, (iii) in the case of a Holder of a Company Option or Company Warrant, a duly executed cancellation acknowledgement (a “Cancellation Acknowledgement”), substantially in the form attached hereto as Exhibit E and (iv) instructions for use in effecting the surrender of the Certificates in exchange for cash, in each case to the extent the Company has not previously received such documents duly executed by the applicable Holder. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such Transmittal Letter, Stockholder Representative Agreement, Escrow Agreement, Stockholder Representative Escrow Agreement and the Cancellation Acknowledgement, to the extent applicable (in each case to the extent the Company has not previously received such documents duly executed by the applicable Holder), each duly executed, and such other documents as may be reasonably required pursuant to such instructions (collectively, the “Holder Documents”), the Holder of such Certificate shall be entitled to receive in exchange therefor an amount of cash which such Holder has the right to receive in respect of the Company Securities formerly represented by such Certificates, and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Company Security which is not registered in the transfer records of the Company, the proper amount of cash may be paid to a transferee if the Certificate representing such Company Security is presented to the Exchange Agent, accompanied by such documents reasonably required to evidence and effect such transfer and by reasonable evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash to which such Holder is entitled pursuant to the terms of this Agreement.

(b) Exchange of Preferred Stock. Regarding Holders of Preferred Stock issued and outstanding as of the Effective Time (each, a “Participating Preferred Holder”), as soon as practicable after receipt by Exchange Agent of a Participating Preferred Holder’s Certificates and applicable Holder Documents executed and delivered in accordance with this Agreement, Exchange Agent shall deliver to that Participating Preferred Holder the amount of cash due to such Participating Preferred Holder for each share of Preferred Stock held by such Participating Preferred Holder as of the Effective Time as determined in accordance with the applicable provisions of Section 2.2 (less such Participating Preferred Holder’s portion of the Indemnity Escrow Funds and Stockholder Representative Escrow Funds).

(c) Exchange of Common Stock. Regarding Holders of Common Stock issued and outstanding as of the Effective Time (each, a “Participating Common Holder”), as soon as practicable after receipt by Exchange Agent of a Participating Common Holder’s Certificates and applicable Holder Documents executed and delivered in accordance with this Agreement, Exchange Agent shall deliver to that Participating Common Holder the amount of cash due to such Participating Common Holder for each share of Common Stock held by such Participating Common Holder as of the Effective Time as determined in accordance with the applicable provisions of Section 2.2 (less such Participating Common Holder’s portion of the Indemnity Escrow Funds and Stockholder Representative Escrow Funds).

(d) Exchange of Preferred Warrants. Regarding Holders of Preferred Warrants as of immediately prior to the Effective Time (each, a “Participating Preferred Warrant Holder”), as soon as practicable after receipt by Exchange Agent of a Participating Preferred Warrant Holder’s Preferred Warrants and applicable Holder Documents executed and delivered in accordance with this Agreement, Exchange Agent shall deliver to that Participating Preferred Warrant Holder the amount of cash due to such Participating Preferred Warrant Holder for each Preferred Warrant held by such Participating Preferred Warrant Holder as of the Effective Time as determined in accordance with the applicable provisions of Section 2.3 (less such Participating Preferred Warrant Holder’s portion of the Indemnity Escrow Funds and Stockholder Representative Escrow Funds), subject, in all cases, to the provisions of Section 2.5(h).

(e) Exchange of Company Options and Common Warrants. Regarding Holders of Company Options or Common Warrants as of immediately prior to the Effective Time (each, a “Participating Common Convertible Holder”), as soon as practicable after receipt by Exchange Agent of a Participating Common Convertible Holder’s Company Options or Common Warrants, as applicable, and applicable Holder Documents executed and delivered in accordance with this Agreement, Exchange Agent shall deliver to that Participating Common Convertible Holder, an amount of cash due to such Participating Common Convertible Holder for each Company Option or Common Warrant (as applicable) held by such Participating Common Convertible Holder as of the Effective Time as determined in accordance with the applicable provision of Section 2.3(c) (less such Participating Common Convertible Holder’s portion of the Indemnity Escrow Funds and Stockholder Representative Escrow Funds), subject, in all cases, to the provisions of Section 2.5(h).

(f) Full Satisfaction. All cash paid upon exchange of the Company Securities in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Securities.

(g) Undistributed Portions of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Incentive Plan Participants or holders of Company Securities for one (1) year after the Effective Time, and all certificates or other documents in possession of the Exchange Agent relating to the transactions contemplated hereby, shall be promptly delivered to Parent, and the Exchange Agent’s duties shall terminate. Thereafter, each Incentive Plan Participant or holder of a Certificate representing Company Securities (other than certificates representing Dissenting Shares) may surrender such certificate (or in the case of Incentive Plan Participants, such other documentation as set forth in Section 2.3(d)) to the Surviving Corporation and (subject to any applicable abandoned property, escheat or similar Law) receive in consideration therefor, the Merger Consideration relating thereto, without any interest thereon (except as otherwise set forth in the Escrow Agreement or the Stockholder Representative Agreement), calculated in accordance with this Section 2.5. Any portion of the Exchange Fund remaining unclaimed by holders of Company Securities or Incentive Plan Participants as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Holder or Incentive Plan Participant for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Withholding Taxes. Notwithstanding any other provision of this Agreement, the Exchange Agent shall not directly pay Merger Compensation Payments to their recipients as contemplated by Section 2.3, but shall instead transfer Merger Compensation Payments to the Surviving Corporation for immediate payment to such recipients through the Surviving Corporation’s payroll systems. The Surviving Corporation shall be entitled to deduct and withhold from Merger Compensation Payments and any other consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Taxes Law as determined by the Surviving Corporation in its reasonable judgment. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts (i) shall be remitted by the Surviving Corporation to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Holder (or Incentive Plan Participant, as applicable) in respect of which such deduction and withholding was made by the Surviving Corporation, as the case may be.

(i) Adoption of Agreement. The adoption of this Agreement and the Requisite Stockholder Approval constitutes approval of the Stockholder Representative Agreement, the Exchange Agreement, the Stockholder Representative Escrow Agreement, the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Indemnity Escrow Funds and the Stockholder Representative Escrow Funds in escrow and the appointment of the Stockholder Representative.

2.6 Schedule of Merger Consideration. Schedule 2.6 sets forth, as of the date hereof, (i) the estimated amount of the Merger Consideration calculated pursuant to the formula set forth in Section 2.1, (ii) the estimated Per Share Common Merger Consideration, (iii) the estimated amount of Merger Consideration to be received at the Closing by each Holder and each Incentive Plan Participant (assuming no deductions related to Indemnity Escrow Funds or Stockholder Representative Escrow Funds and no increase or decrease for a Working Capital Shortfall or a Working Capital surplus, and without taking into account the actual amount of Company Transaction Expenses) (iv) the estimated amount of the Indemnity Escrow Amount and Stockholder Representative Escrow Amount allocated to each Holder and each Incentive Plan Participant, and (v) the estimated net Merger Consideration payable to each Holder and each Incentive Plan Participant as of the Effective Date. At the Closing, the Company shall deliver to the Parent an updated Schedule 2.6 as of the Closing Date which shall fully comply with the terms of the Charter Documents of the Company and with the terms of the Management Incentive Plan and the Company Options and Common Warrants.

2.7 Conversion of Merger Sub Capital Stock, Treasury Stock and Stock Owned by Parent. Notwithstanding anything to the contrary contained herein, the following shall apply:

(a) Stock of Merger Sub. Each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent or the Company, be converted into one share of common stock of the Surviving Corporation.

(b) Treasury Shares and Stock owned by Parent or Merger Sub. Each (i) share of Company Stock held in the Company’s treasury immediately prior to the Effective Time and (ii) Company Security owned beneficially by the Parent or Merger Sub immediately prior to the Effective Time, shall not represent the right to receive any Merger Consideration, and each such security shall, as of the Effective Time, be cancelled and retired and shall cease to exist, and no cash, securities or other property shall be payable in respect thereof, in each case without any conversion thereof pursuant to Sections 2.2 and 2.3.

2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, the shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the stockholders of the Company who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration and Parent shall retain the Merger Consideration applicable to such Dissenting Shares, unless and until such Holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL; and any such Holder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 262 of the DGCL. If any such Holder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Merger Consideration without any interest thereon, pursuant to the terms of this Article II. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any claim made by the stockholders of the Company with respect to the Dissenting Shares. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to the holders thereof pursuant to applicable Law, shall be canceled.

2.9 No Further Ownership Rights. Except as otherwise provided in this Agreement or in the Escrow Agreement or the Stockholder Representative Escrow Agreement, no interest will be paid or accrued on the amounts payable upon the surrender of the Certificates. Until surrendered in accordance with the provisions of Section 2.5, each Certificate shall represent for all purposes, only the right to receive the consideration pursuant to the terms of Sections 2.2, 2.3 and 2.4.

2.10 Lost Certificates. In the event any Certificates representing shares of Company Securities or exercisable for Company Securities (as of immediately prior to the Effective Time) shall have been lost, stolen or destroyed, Exchange Agent or Parent, as applicable, shall make such payment in accordance with Section 2.5 in exchange for such lost, stolen or destroyed Certificates upon the making of an affidavit of that fact by the Holder thereof in a form reasonably acceptable to Parent.

2.11 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of shares of Company Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates for Company Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the Disclosure Schedules. The Disclosure Schedule has been arranged in sections corresponding to the Sections of this Article III. Each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent that it is reasonably apparent that such information is responsive to the representations to which such section relates. For purposes of this Article III, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company. Such individual shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained through reasonable inquiry of other employees of the Company by such person.

3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company is not in default under or in violation of any provision of its Charter Documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists, as of the date of this Agreement, of (i) 300,000,000 shares of Common Stock, of which, as of the date of this Agreement, 44,686,917 shares were issued and outstanding, and (ii) 150,000,000 shares of Preferred Stock, of which (A) 16,500,000 shares have been designated as Series A-1 Preferred Stock, of which, as of the date of this Agreement, 15,500,000 shares were issued and outstanding, (B) 11,000,000 shares have been designated as Series B-1 Preferred Stock, of which, as of the date of this Agreement, 8,560,745 shares were issued and outstanding, (C) 47,000,000 shares have been designated as Series C-1 Preferred Stock, of which, as of the date of this Agreement, 39,011,536 shares were issued and outstanding and (D) 75,500,000 shares have been designated as Series D-1 Preferred Stock, of which, as of the date of this Agreement, 51,503,965 shares were issued and outstanding.

(b) All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(c) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans; (ii) all holders of outstanding Company Options, indicating with respect to each Company Option the number of shares of Common Stock subject to such Company Option, the exercise price and the date of grant; and (iii) all holders of outstanding Company Warrants, indicating with respect to each Company Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Company Warrant and the exercise price thereof. The Company has made available to the Parent complete and accurate copies of all Company Stock Plans.

(d) Except as set forth in this Section 3.2 or in Section 3.2 of the Disclosure Schedule, as of the date of this Agreement, (i) no subscription, warrant, option, convertible security or other right to purchase or acquire any shares of capital stock issuable by the Company is authorized or outstanding, (ii) the Company has no obligation to issue any subscription, warrant, option, convertible security or other such right, (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in Section 3.2 of the Disclosure Schedule, there is no written agreement between the Company and any holder of its securities relating to registration of the capital stock of the Company under the Securities Act, or voting of the capital stock of the Company.

3.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement, and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and, the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including the Requisite Stockholder Approval. This Agreement has been (and the other Transaction Documents to which the Company is a party when executed and delivered at the Closing will be) duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by the Parent and Merger Sub (and the other parties thereto), constitutes (and with respect to such other Transaction Documents will constitute at the Closing) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.

3.4 Noncontravention.

(a) Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company (and the other Transaction Documents to which it is a party) does not, and the consummation of the Merger will not, (i) violate the provisions of any of the Charter Documents of the Company, (ii) violate any Material Contract to which the Company is a party, (iii) to the knowledge of the Company, assuming compliance by the Company with the matters referred to Section 3.4(b), violate any Law applicable to the Company on the date hereof, (iv) result in the creation of any Security Interest upon any of the assets owned by the Company, or (v) require the consent, approval or waiver by any third party to any Material Contract as is required thereunder for any such Material Contract to remain in full force and effect solely as a result of the consummation of the Merger.

(b) No material Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company in connection with the execution and delivery of this Agreement (and the other Transaction Documents to which the Company is a party) and the consummation of the Merger, except for such Authorizations, Orders, declarations, filings and notices as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”) and the Other Antitrust Laws and the filing of the Certificate of Merger as may be required by the DGCL.

3.5 Subsidiaries. The Company has no Subsidiaries.

3.6 Financial Statements. The Company has provided to the Parent the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and are true, accurate and correct in all material respects; provided, however, that the Financial Statements referred to in clause (ii) of the definition of such term are subject to normal recurring year-end adjustments and do not include footnotes. The Most Recent Unaudited Balance Sheet and the unaudited consolidated statements of income, changes in stockholder equity and cash flows included in the Financial Statements have been prepared on a basis consistent with the Company’s audited financial statements for calendar year 2005.

3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since the Most Recent Unaudited Balance Sheet Date, as of the date of this Agreement, (i) there has occurred no event or development which, in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect and (ii) except for the transactions contemplated by this Agreement, the Company has conducted its business only in the Ordinary Course of Business.

3.8 Undisclosed Liabilities. The Company, as of the date of this Agreement, has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Unaudited Balance Sheet, (b) liabilities which have arisen since the Most Recent Unaudited Balance Sheet Date in the Ordinary Course of Business which individually or in the aggregate are not material, or (c) contractual and other liabilities (not arising from the Company’s default, negligence or other wrongdoing) incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.9 Tax Matters. Except as set forth in Section 3.9 of the Disclosure Schedule, the Company hereby makes the following representations and warranties: The Company has filed all material Tax Returns required to be filed by the Company (or requests for extensions to file such Tax Returns have been timely filed) and such Tax Returns are complete and correct in all material respects. The Company has paid and discharged or made adequate provision on the Most Recent Unaudited Balance Sheet for all material Taxes shown on such Tax Returns. The Company has withheld and paid to the applicable tax authorities all amounts for Taxes required to be withheld by the Company, including all payroll and sales Tax withholding. To the Company’s knowledge, there are no material pending audits or other examinations of any Company Tax Return and there are no Tax liens on any asset of the Company (other than for Taxes not yet due and payable). As of the date of this Agreement, the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The Company is neither a party to, bound by, nor has any obligation under any tax sharing agreement or similar agreement or arrangement. There are no liens for Taxes (other than current Taxes not due and payable) upon the assets of the Company. The only representations and warranties given in respect of Tax matters are those contained in Section 3.9, and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of tax matters.

3.10 Assets. With respect to all of the material assets that it purports to own, the Company has good and valid title to such assets free and clear of all Security Interests except as otherwise set forth in Section 3.10 of the Disclosure Schedule. For purposes of clarity, this Section 3.10 does not relate to Owned Real Property (such items being the subject of Section 3.11) or Intellectual Property (such items being the subject of Section 3.13). All material items of Company personal property are in reasonably good working condition, ordinary wear and tear excepted.

3.11 Owned Real Property. The Company does not own any Owned Real Property.

3.12 Real Property Leases. Section 3.12 of the Disclosure Schedule contains a list of all Leases, and all written subleases, licenses or other agreements under which the Company has granted any third party or parties the right of use or to occupy any portion of the real property leased by the Company pursuant to a Lease. The Company has made available to Parent or its counsel a true and complete copy of every Lease. Each such Lease is valid and enforceable in accordance with its terms. Neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease. Neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any of the other subleases, licenses and other agreements identified in Section 3.12 of the Disclosure Schedule.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, and trademark registration or application therefor, in each case owned by the Company and (ii) each Customer Deliverable of the Company.

(b) The Company owns or has the right to use all Intellectual Property it uses in the conduct of its business, including but not limited to Intellectual Property necessary (i) to use, produce, have produced, market and license, sell and distribute the Customer Deliverables and to permit its customers full use of the Customer Deliverables in accordance with the agreements between the Company and such customers and (ii) to operate the Internal Systems. No other Person has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 3.13(d) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property owned by the Company.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, none of the Customer Deliverables, or the marketing, distribution, license, sale, provision or use thereof (as currently marketed, distributed, licensed, sold, provided or used by the Company), infringes any Intellectual Property rights of any Person. Except as set forth in Section 3.13(c) of the Disclosure Schedule, the use of the Internal Systems (as currently used by the Company) does not infringe any Intellectual Property rights of any Person. Section 3.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement of Intellectual Property rights of any Person; and the Company has made available to the Parent complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat, subject to applicable confidentiality restrictions applicable to the Company. The Company has made available to the Parent complete and accurate copies of all such written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property, subject to applicable confidentiality restrictions applicable to the Company but provided that the Company has notified Parent of the existence of confidentiality restrictions limiting that disclosure.

(d) Section 3.13(d) of the Disclosure Schedule identifies each license or other Contract pursuant to which the Company has licensed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property owned by the Company (the “Out-Licenses”).

(e) Section 3.13(e) of the Disclosure Schedule identifies each license or other Contract pursuant to which the Company is granted rights to use Company Intellectual Property owned by a Third Party (excluding off the shelf software programs licensed by the Company pursuant to “shrink wrap” licenses or “click through” licenses or other similar commercially available end-user licenses) (the “In-Licenses” and together with the Out-Licenses, collectively, the “Intellectual Property Licenses”).

(f) The Company is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any of the Intellectual Property Licenses nor, to the Company’s knowledge, is any other party to such Intellectual Property Licenses in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any such Intellectual Property Licenses. The Company has made available to the Parent a complete and accurate copy of each Intellectual Property License.

(g) The Company has required all current and former employees of the Company and independent contractors who were involved in the development of any Company Intellectual Property owned by the Company to execute agreements that provide for the assignment of all inventions and developments created by them in the course of their employment or consulting with the Company to the Company.

(h) The Company has not disclosed the source code for the Software to any Person, except pursuant to the agreements listed in Section 3.13(h) of the Disclosure Schedule.

(i) All registration, maintenance and renewal fees currently due and payable in connection with any Registered Company Intellectual Property have been paid and all documents, recordations and certificates in connection with such Registered Company Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Company Intellectual Property and recording Company’s ownership interests therein.

(j) The Company has not received any opinion of counsel that any of the Company Intellectual Property or the operation of its business infringes or misappropriates any Intellectual Property rights of any other Person.

(k) To the extent, if at all, that any material Intellectual Property of any other Person is incorporated into, integrated or bundled with, or is used by Company in the development or compilation of any of the Customer Deliverables, the Company has a written agreement with such third party with respect thereto pursuant to which the Company either (A) has obtained ownership of such Intellectual Property by operation of law or by valid assignment, or (B) has obtained licenses or other rights to use to all such Intellectual Property.

(l) Except as set forth on Section 3.13(l) of the Disclosure Schedule, the Company has not incorporated into, or combined open source software or free software with the Software.

(m) The Company has made available to Parent all material documentation created by the Company relating to the testing of all Software. The Company has documented all known, material bugs, errors and defects in all the Software existing as of the date of this Agreement, and such documentation has been made available to Parent.

3.14 Contracts.

(a) Section 3.14 of the Disclosure Schedule sets forth a list of each Contract to which the Company is party or by which it is bound, as of the date of this Agreement, with respect to the following:

(i) for the purchase or lease of materials, supplies, goods, services, equipment or other assets which (x) provides for annual payments by the Company of $200,000 or more (based on the trailing twelve (12) month period ending on the Unaudited Balance Sheet Date) and (y) has a residual term as of the date of this Agreement of more than six (6) months;

(ii) for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and which (x) provides for annual dollar sales amounts by the Company of $200,000 or more (based on the trailing twelve (12) month period ending on the Unaudited Balance Sheet Date) and (y) has a residual term as of the date of this Agreement of more than six (6) months;

(iii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the Ordinary Course of Business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person; in any such case which, individually, is in excess of $100,000;

(iv) that materially restrains the ability of the Company to engage or compete in any manner or in any business other than Contracts for the distribution of the Company’s products or services entered into in the Ordinary Course of Business;

(v) that relates to the acquisition or disposition of any material business of the Company (whether by merger, sale of stock, sale of assets or otherwise);

(vi) that is a collective bargaining Contract or other Contract with any labor organization, union or association; or

(vii) any other Contract that requires future payment by the Company or the other party thereto of at least $200,000.

(b) The Company is not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any of the Contracts required to be listed in Section 3.14 of the Disclosure Schedule (collectively, the “Material Contracts”). Each Material Contract is valid and binding upon the Company, and to the knowledge of the Company, the other parties thereto and is in full force and effect. The Company has made available to the Parent a complete and accurate copy of each Material Contract.

(c) For purposes of clarity, this Section 3.14 does not relate to Leases, (such items being the subject of Section 3.12) or to Intellectual Property Licenses (such items being the subject of Section 3.13).

3.15 Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Unaudited Balance Sheet (other than those paid since such date) are, as of the date of this Agreement, valid receivables subject to no setoffs or counterclaims and are current and collectible (within ninety (90) days after the date on which it first became due), net of the applicable reserve for bad debts set forth on the Most Recent Unaudited Balance Sheet. All accounts receivable of the Company that have arisen since the Most Recent Unaudited Balance Sheet Date are, as of the date of this Agreement, valid receivables subject to no setoffs or counterclaims and are collectible (within ninety (90) days after the date on which it first became due), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Unaudited Balance Sheet. The Company has not received, as of the date of this Agreement, any written notice from an account debtor stating that any account receivable in an amount in excess of $50,000 is subject to any contest, claim or setoff by such account debtor.

3.16 Insurance. Section 3.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. Section 3.16 of the Disclosure Schedule lists all material claims pending under any such policy and none of these claims has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy, except as expressly stated under the terms thereof.

3.17 Litigation. Except as set forth in Section 3.17 of the Disclosure Schedule, as of the date of this Agreement, there is no Action which is pending or, to the knowledge of the Company, threatened, against the Company which asserts or could reasonably be expected to assert a material claim against the Company. There are no judgments, orders or decrees outstanding against the Company.

3.18 Employees.

(a) Section 3.18 of the Disclosure Schedule contains a list of all employees of the Company whose annual base salary exceeds $125,000 per year. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to employees of the Company.

(c) The Company is in compliance in all material respects with all currently applicable legal requirements respecting employment, human rights in employment, pay equity, terms and conditions of employment, employment standards (including wages, hours, vacation and overtime), labor relations, worker classification (including the proper classification of workers as independent contractors and consultants, and as employees and managers), occupational health and safety, workplace safety and insurance, and employment practices and policies. Except as set forth in Section 3.18(c) of the Disclosure Schedule, the Company is not liable for any arrears or withholding of wages, severance pay or other compensation or any Taxes or any penalty, for failure to comply with any of the foregoing legal requirements. The Company is not liable for any material payment to any trust or other fund or to any Governmental Entity with respect to employment insurance, workplace safety and insurance, employment standards or other benefits or obligations for any of its employees (other than routine payments to be made in the Ordinary Course of Business).

3.19 Employee Benefits.

(a) Section 3.19 of the Disclosure Schedule includes a list of all Company Plans.

(b) The Company has made available to Parent copies of (i) each Company Plan, and (ii) the most recent summary plan description for each Company Plan for which such a summary plan description is required.

(c) Except as set forth in the Disclosure Schedule, none of the Company Plans is subject to Title IV of ERISA.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the Internal Revenue Service. The Company has made available to Parent copies of the most recent determination letters from the Internal Revenue Service with respect to each such Company Plan.

(e) Each Company Plan has been operated in all material respects in accordance with its terms and in compliance with all applicable provisions of ERISA and the Code.

(f) Each Company Plan (and each related trust, insurance contract, or fund) has been funded in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code and all contributions (including all employer contributions and employee contributions and salary reduction contributions) that are due have been made to each such Company Plan and all material premiums or other payments which are due with respect to any Company Plan have been paid.

3.20 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws and holds all material environmental licenses and permits necessary to conduct business and is in compliance with those licenses and permits, except for violations or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. To the knowledge of the Company, no event, condition or circumstance has occurred which is reasonably likely to prevent the Company from complying with such Environmental Laws and licenses and permits in all material respects.

(b) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(c) Set forth in Section 3.20(c) of the Disclosure Schedule is a list of all documents that contain any environmental reports, investigations and audits relating to premises currently owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past three (3) years and which the Company has possession of. A complete and accurate copy of each such document has been made available to the Parent.

3.21 Legal Compliance. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company is currently conducting its business in material compliance with each applicable Law. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable Law.

3.22 Customers and Resellers. Section 3.22 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of the top twenty (20) customers (including resellers) of the Company based on revenues generated during the calendar quarter ending March 31, 2006. Except as set forth in Section 3.22 in the Disclosure Schedule, as of the date of this Agreement, no such customer has indicated in writing to the Company within the past year that it will stop, or decrease the rate of, buying products or services from the Company.

3.23 Authorizations. Section 3.23 of the Disclosure Schedule sets forth a list of all Authorizations issued to or held by the Company. Such listed Authorizations are the only material Authorizations that are required for the Company to conduct its business as presently conducted or as proposed to be conducted. Each such Authorization is in full force and effect; the Company is in compliance with the terms of each such Authorization; and, to the knowledge of the Company, no suspension or cancellation of such Authorization is threatened and there is no basis for believing that such Authorization will not be renewable upon expiration.

3.24 Brokers. Except for fees and commissions of Lane, Berry & Co. International, LLC (or its Affiliates), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Affiliate of the Company.

3.25 Books and Records. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 3.25 of the Disclosure Schedule contains a list of all operating bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto; provided, however that for purposes of clarity, the foregoing shall not include bank accounts for payment processing (consumer funds).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of the Parent and the Merger Sub represents and warrants to the Company that each statement contained in this Article IV is true and correct as of the date hereof. For purposes of this Article IV, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the officers of the Parent. Such individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained through reasonable inquiry of the employees of Parent by such person.

4.1 Organization and Corporate Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Parent and Merger Sub are each duly qualified to conduct business and are in good standing as a foreign corporation under the Laws of each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent and the Merger Sub has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Neither the Parent nor the Merger Sub are in default under or in violation of any provision of their respective certificates of incorporation, by-laws or other organizational documents.

4.2 Authorization of Transaction. Each of the Parent and the Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party (including the Escrow Agreement and the Exchange Agreement) and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Merger Sub of this Agreement and the other Transaction Documents to which either Parent or Merger Sub is a party (including the Escrow Agreement and the Exchange Agreement) and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Merger Sub, respectively. This Agreement has been (and the other Transaction Documents to which either Parent or Merger Sub is a party, including the Escrow Agreement and the Exchange Agreement, when executed and delivered at the Closing will be) duly and validly executed and delivered by the Parent and the Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes (and with respect to such other Transaction Documents will constitute at the Closing) a valid and binding obligation of the Parent and the Merger Sub, enforceable against them in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3 Noncontravention.

(a) The execution and delivery of this Agreement by Parent and Merger Sub (and the other Transaction Documents to which either Parent or Merger Sub is a party) do not, and the consummation of the Merger will not, (i) violate the provisions of any of the certificate of incorporation, by-laws or other organizational documents of the Parent or Merger Sub, (ii) violate any material Contract to which Parent or Merger Sub is a party, (iii) to the knowledge of the Parent, assuming compliance by the Company with the matters referred to Section 4.3(b), violate any Law of any Governmental Entity applicable to Parent or Merger Sub on the date hereof, or (iv) to the knowledge of the Parent and assuming the representations and warranties of the Company made in this Agreement are true and complete, result in the creation of any Security Interests upon any of the assets owned or used by Parent or Merger Sub, except in each such case where such violation or Security Interest would not reasonably be expected to have a Parent Material Adverse Effect or impair or delay in any material respect the ability of Parent or Merger Sub to perform their obligations under this Agreement or the other Transaction Documents to which either Parent or Merger Sub is a party.

(b) No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement (or any other Transaction Document to which Parent or Merger Sub is a party) and the consummation of the Merger, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the Hart-Scott-Rodino Act and the Other Antitrust Laws and the filing of the Certificate of Merger as may be required by the DGCL, or (ii) the failure to obtain which would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Litigation. There is no Action pending or, to the knowledge of Parent, threatened, against Parent which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or (b) would reasonably be expected to have a Parent Material Adverse Effect.

4.5 Availability of Funds. Parent has a financing commitment (the “Financing”) which, together with Parent’s available cash, will be sufficient to enable it to consummate the Merger (including paying the Merger Consideration). A copy of the Financing commitment has been provided to the Company. The Financing will be available to Parent on a timely basis to consummate the Merger.

4.6 Brokers. Except for fees and commissions of Lehman Brothers, Inc. which will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Affiliate of Parent.

4.7 Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Subject to the terms of this Agreement, each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

5.2 Governmental and Third-Party Notices and Consents.

(a) Government Authorizations. The Parties shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the Merger and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Act, which forms shall specifically request early termination of the waiting period prescribed by the Hart-Scott-Rodino Act and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws. Each of Parent and the Company shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Hart-Scott-Rodino Act and any Other Antitrust Laws. Parent shall be responsible for all filing fees payable in connection with such filings and for any local counsel fees.

(b) Efforts to obtain Government Authorizations. The Parties shall each use their Reasonable Best Efforts to promptly obtain any clearance required under the Hart-Scott-Rodino Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Entity and shall comply promptly with any such inquiry or request.

(c) Cooperation. The Parties hereto commit to instruct their respective counsel to cooperate with each other and use Reasonable Best Efforts to facilitate and expedite the identification and resolution of any issues arising under the Hart-Scott-Rodino Act and any Other Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. From and after the date of this Agreement through the date of termination of the required waiting periods under the Hart-Scott-Rodino Act or any Other Antitrust Law, Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the Hart-Scott-Rodino Act or any Other Antitrust Laws.

(d) Third Party Consents. Parent acknowledges that certain consents and waivers with respect to the Merger may be required from parties to Contracts to which the Company is a party and that such consents and waivers have not been obtained, except for the Required Consents to be obtained prior to Closing pursuant to Section 6.2(i). Parent agrees that the Company and its Affiliates shall not have any liability whatsoever to Parent arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Merger or because of the termination of any Contract as a result thereof (other than with respect to the Required Consents to be obtained prior to Closing pursuant to Section 6.2(i)). Parent further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination, except with respect to the Required Consents to be obtained pursuant to Section 6.2(i). Prior to the Closing, the Company shall cooperate with Parent, upon the request of Parent, in any reasonable manner in connection with Parent obtaining any such consents and waivers; provided that such cooperation shall not include any requirement of the Company or any of its Affiliates to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Nothing in this Section 5.2(d) shall constitute a waiver by Parent and Merger Sub of the conditions to Closing set forth in Section 6.2(i) below.

5.3 Stockholder Approval.

(a) Requisite Stockholder Approval. The Company has received the Stockholder Consent from the Major Investors which constitutes the Requisite Stockholder Approval. The Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company that did not execute the Stockholder Consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

(b) 280G Payments. The Company shall use its Reasonable Best Efforts to seek the necessary stockholder approval of any payments or benefits under any Company Plan or other agreement which would be an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement and shall deliver to Parent reasonable evidence that (A) the stockholder approval was solicited in conformance with Section 280G and the regulations promulgated thereunder and the necessary stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Approval”), or (B) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, as authorized under the waivers of those payments and/or benefits which were executed by all of the affected individuals.

5.4 Operation of Business.

(a) Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except upon the written consent of Parent (which consent shall not be unreasonably withheld), the Company shall maintain its corporate existence, carry on its business in the Ordinary Course of Business, use its Reasonable Best Efforts to preserve intact its material business relationships with customers, suppliers, distributors and others having business dealings with it, and to keep available the services of its officers and key employees.

(b) Negative Covenants. Except as expressly provided in this Agreement (or as otherwise required to comply with applicable Law) or as otherwise set forth on Schedule 5.4, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company shall not, without the consent of Parent (which consent shall not be unreasonably withheld):

(i) sell any property or assets having a value individually exceeding $150,000 or an aggregate value exceeding $300,000, except in the Ordinary Course of Business;

(ii) except in the Ordinary Course of Business, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or otherwise materially amend any existing Material Contract (other than pursuant to the terms of this Agreement);

(iii) make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $150,000 or capital expenditures which in the aggregate exceed $300,000; provided that this restriction shall not apply to capital expenditures that are in the Ordinary Course of Business;

(iv) mortgage, pledge or subject to Security Interests, any material properties or assets of the Company except pursuant to existing Contracts or otherwise in the Ordinary Course of Business;

(v) amend the Charter Documents;

(vi) issue, amend the terms of, or declare or pay any dividend or make any other payment or distribution with respect to, the Company Securities, other than (i) pursuant to the terms of such Company Securities or other existing Contracts of the Company, (ii) the issuance of certificates in replacement of lost certificates or (iii) in order to fulfill its obligations hereunder;

(vii) (x) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, (y) pay any bonus or other amount to any employee, or (z) modify in any material respect, or enter into any new, employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee, in each case other than (A) pursuant to existing Contracts or Company Plans or (B) in the Ordinary Course of Business, with prior notice to Parent or (C) in order to fulfill its obligations hereunder;

(viii) adopt or amend in any material respect any Company Plan, except as required by applicable Law; or

(ix) agree, whether in writing or otherwise, to do any of the foregoing.

5.5 Access to Company Information. Subject to the terms of that certain Confidentiality Agreement between the Parent and the Company dated as of February 15, 2006 (the “Confidentiality Agreement”), the Company shall afford to Parent and its accountants, counsel and other representatives access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, properties, books, Contracts and records of the Company; provided that such access does not unreasonably disrupt the normal operations of the Company. Notwithstanding the foregoing, (i) the Company shall not be required to grant the foregoing access or furnish the foregoing information to the extent that such access or disclosure would violate or prejudice the rights of its customers, would jeopardize an attorney/client or attorney work product privilege, or is prohibited by Law or an existing Contract, (ii) Parent and its representatives shall not have access to personnel records of the Company relating to individual performance or evaluation records or medical histories (and Parent shall not be entitled to conduct any invasive sampling or testing with respect to any Person or the properties of any Person) and (iii) Parent and its representative shall not have access to any other information that in the Company’s opinion is sensitive or the disclosure of which could reasonably be expected to subject the Company to risk of liability. In addition, Parent and its representatives shall not contact any personnel of the Company regarding the transactions contemplated by this Agreement without the express prior written consent of the Chief Executive Officer of the Company. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement. With respect to the exchange of competitively sensitive information, including strategic and marketing plans, pricing material and customer specific data, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall not be exchanged to the extent such counsel advises against such exchange.

5.6 Notice of Certain Matters. Each Party shall give prompt written notice to the other Party (either Parent or the Company, as appropriate) of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (b) any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the Party receiving such notice (except as otherwise set forth in this Section 5.6 or Article VIII) or (ii) constitute an acknowledgment or admission of a breach of this Agreement or constitute an acknowledgement of materiality; provided further, however that in the event the Company makes a disclosure under Section 5.6(a) of a matter that the Company did not have knowledge of as of the date hereof and if such matter would be a be a breach of a representation and warranty of the Company that would give rise to Parent’s right to terminate this Agreement under Section 7.1(b), and Parent proceeds with the Closing, then such information shall constitute an amendment of the Disclosure Schedule, representation, warranty or statement to which it relates for purposes of this Agreement, and Parent and all other Indemnified Parties shall have waived any right to indemnification for such breach under Article VIII.

5.7 Officer and Director Indemnification.

(a) Existing Indemnification Protections. The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to exculpation and indemnification set forth in the Charter Documents of the Company (as in effect immediately prior to the Closing), for the benefit of any individual who served as a director, officer, employee or other agent of the Company or any of its Affiliates (or otherwise at the direction of the Company) at any time prior to the Closing, and the Parent shall not (and the Parent shall cause the Surviving Corporation to not) take any action to alter or impair any such exculpatory or indemnification provisions (whether now existing in the Charter Documents of the Company or the organizational documents of the Surviving Corporation), except for any changes which may be required to conform with changes in applicable Law. Parent shall, and shall cause the Surviving Corporation to, honor the indemnification agreements between the Company and any of its former directors, officers, employees or other agents as in effect immediately prior to the Closing all of which are identified in Section 5.7 of the Disclosure Schedule, and from and after the Effective Time, such contractual obligations shall be the joint and several obligations of Parent and the Surviving Corporation.

(b) Insurance. For a period of six (6) years after the Closing, the Parent shall use commercially reasonable efforts to cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy and other professional liability insurance policies covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy or such other professional liability insurance policies (a copy of each of which has been made available to the Parent) with coverage in amount and scope substantially similar to the Company’s existing coverage; provided that all of the premiums and other costs of such insurance policy shall be paid from the Merger Consideration.

5.8 Employment Matters.

(a) General. All employees of the Company as of the Effective Time, including any such employees of the Company on approved leave of absence (including maternity and paternity leave, vacation, sick leave, short-term or long-term disability, military leave, jury duty and death leave) shall become employees of the Surviving Corporation on the Effective Time (the “Transitioned Employees”). Promptly following the Effective Time, Parent shall cause Transitioned Employees to commence participation in Parent’s benefit programs. To the extent not prohibited under the applicable Parent benefit plan, Parent will recognize Transitioned Employee’s years of service with the Company for purposes of eligibility and vesting under any benefit plan of Parent and for purposes of seniority, vacation, personal time and other similar general employment purposes; provided, that any vacation time offered by Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company in the calendar year of the Effective Time. In addition, Parent will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan and other plans sponsored by Parent to the extent not prohibited under such plans, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company; and (b) provide each Transitioned Employee with credit for any deductible, co-payment and out of pocket limits applicable to such employees under any such group medical plan or other plan sponsored by the Company and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time. Transitioned Employees of the Company as of the Effective Time shall be permitted to participate in any Parent employee stock purchase plan, stock option plans, savings plans, insurance plans and other similar plans commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company) and the other applicable provisions of such plan.

(b) 401(k) Distributions. The Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, cause a distribution of vested account balances from the Company’s 401(k) plan, to each employee participating in the plan who terminates employment with the Company and all ERISA Affiliates after the Closing Date, as soon as administratively feasible following such employee’s termination of employment, to the extent permissible under applicable Law and the Company’s 401(k) plan and not inconsistent with any other contractual obligation of the Surviving Corporation or Parent; provided, however, that this Section 5.8(b) shall not prohibit the transfer of the assets and liabilities of the Company’s 401(k) plan to a 401(k) plan of the Parent.

(c) Post-Closing Obligations and Severance. After the Closing Date, Parent, and subject to the accuracy and completeness of the Company’s representations and warranties under Section 3.19, the Surviving Corporation and each of their respective Subsidiaries are and shall remain liable for, and Parent, the Surviving Corporation and each of their respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (to or by any of the Company’s employees or former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company and its employees and former employees, including liabilities, duties and claims (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other fringe benefits under any Employee Benefit Plan, fund, program, arrangement, policy or practice, (ii) relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA, (iii) for unemployment and workers’ compensation or similar benefits and (iv) to file any and all annual reports, filings or notices that may be required to be filed with Governmental Entity or provided to participants and beneficiaries after the Closing. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Parent agrees to provide each Transitioned Employee whose employment is terminated by Parent or the applicable Constituent Corporation during the one (1) year period immediately following the Closing Date with severance benefits that are no less favorable than those provided to each Transitioned Employee under the applicable Company Plan or other agreement in effect immediately prior to the Closing Date. Parent further agrees to not reduce the base salary of any Transitioned Employee for a period of one year following the Effective Time. Surviving Corporation shall be liable for any severance, separation, deferred compensation or similar benefits that are payable to any Transitioned Employee as a result of the Merger. Nothing in this Section 5.8(c) shall be deemed a waiver of any rights to indemnification Parent and Merger Sub may have under Article VIII below.

(d) WARN Act. Parent shall be responsible for providing any required notice or pay in lieu of notice, and shall be liable for any liabilities, under the WARN Act or any other Law, if applicable, respecting reductions in force or mass layoffs, or the impact on employees of plant closings or sales of businesses for any actions taken by Parent, the Constituent Corporations or any of their Affiliates on or after the Closing Date, including any actions taken with respect to the Transitioned Employees.

5.9 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Parent and the Company for certain Tax matters following the Closing Date:

(a) Tax Returns for Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date, which Tax Returns will be prepared consistent with past practice of the Company except as otherwise required by applicable Law. Parent shall provide such Tax Returns to the Stockholder Representative for its review and consent at least thirty (30) days prior to their filing due date, which consent shall not be unreasonably withheld.

(b) Tax Returns for Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date, which Tax Returns will be prepared consistent with the past practices of the Company except as otherwise required by applicable Law. Parent shall provide such Tax Returns to the Stockholder Representative for its review and consent at least thirty (30) days prior to their filing due date, which consent shall not be unreasonably withheld.

(c) Tax Periods Straddling the Closing Date. For the purpose of this Agreement, including Section 3.9, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the period beginning with the day following the end of the most recent taxable period and ending as of the Closing Date (but including the Closing Date) (the “Pre-Close Short Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (as if the relevant taxable period ended as of the end of the Closing Date) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Close Short Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d) Cooperation on Tax Matters. Parent and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party and at Parent’s sole cost and expense, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for the Straddle Period, Pre-Close Short Period, or any earlier taxable period of the Company and the Company shall not amend any Tax Return encompassing any of the foregoing taxable periods or make any elections as to such periods without obtaining the consent of the Stockholder Representative, which consent shall not be unreasonably withheld. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent reasonably available to such party. Parent agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity and (ii) to give the Stockholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholder Representative so requests, to allow the Stockholder Representative to take possession of such books and records.

(e) Transfer Taxes. Parent will be liable for transfer (including real property transfer and stock transfer), documentary, sales, use, stamp, registration and other such Taxes and fees (including, without limitation, any penalties and interest) incurred in connection with this Agreement or any other Transaction Document up to a maximum of $50,000. Unless prohibited by applicable Law, Parent shall be responsible for preparing and filing any Tax Return relating to such Taxes and shall give to the Stockholder Representative a copy of such Tax Return as filed, together with proof of payment of the Tax shown thereon, promptly after filing. The Parties hereto will cooperate with each other to make any such necessary filings and, to the extent reasonably requested and legally permitted, to minimize any such Taxes.

(f) Tax Treatment of Indemnity Escrow Amounts.

(i) For all Tax purposes, the Indemnity Escrow Amount shall be treated as owned by Parent unless and until released to the Holders and Incentive Plan Participants pursuant to the terms of the Escrow Agreement, so that all interest or other income earned from the investment of the Indemnity Escrow Amounts before release to the Holders or Incentive Plan Participants, as applicable, shall be considered for tax purposes to be income of the Parent and the Escrow Agent shall report such interest or other income consistently therewith, and, except as required by applicable law, shall not take any position inconsistent therewith on any Tax Return or in any administrative or judicial proceeding. Parent and Company agree to take all necessary steps to structure the Indemnity Escrow Amount arrangement to comply with section 409A of the Code and the proposed regulations thereunder.

(ii) The Escrow Agent shall release to Parent, at least ten (10) calendar days before any Tax payment is due by Parent that includes in its calculation interest or other income earned from the investment of the Indemnity Escrow Amount, an amount from the Indemnity Escrow Funds equal to the Taxes on such interest or other income.

(iii) The release of any portion of the Indemnity Escrow Amount to the Holders or Incentive Plan Participants (as the case may be) shall be treated as additional consideration paid, on the date of the release from the Indemnity Escrow Funds and on behalf of Parent pursuant to this Agreement in exchange for Company Securities or in discharge of the obligation to make the payments of the Management Incentive Amount (as the case may be); provided, however, that a portion of the Indemnity Escrow Amount so released shall be characterized and treated as interest paid to the Holders or the Incentive Plan Participants (as the case may be) equal to the amount, with respect to the cash released, that is required to be treated as interest to the Holders or the Incentive Plan Participants (as the case may be) pursuant to Section 1272 of the Code.

5.10 Public Announcements. Neither Parent, Merger Sub nor the Company, nor shall any of their respective Affiliates, without the approval of the other Party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law, including federal securities laws, or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and to consider such comments in good faith; provided that each of the Parties may make internal announcements to their respective employees, and the Company may make announcements to its customers, in each case regarding a general description of the Merger or that are otherwise consistent with the Parties’ prior public disclosures regarding the Merger.

5.11 Financing. Parent agrees not to take any action between the date of this Agreement and the Closing Date that would reasonably be expected to make the Financing unavailable for any reason.

5.12 Expenses. No later than five (5) Business Days prior to the Closing Date, the Company shall provide the amount, in the aggregate, of all Company Transaction Costs that are to be paid or caused to be paid at Closing and shall provide Parent with (a) the identity of each Person that is to be paid at Closing; (b) total amount owed or to be owed to each such Person as of the Closing; and (c) the bank account and wire transfer information for each such Person. Except as otherwise set forth herein (including as set forth in Article VIII, Section 5.2(a) and this Section 5.12) or as set forth in the Escrow Agreement or the Stockholder Representative Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement (and the other Transaction Documents) and the transactions contemplated hereby (and thereby).

5.13 Further Assurances. Upon the terms and subject to the conditions hereof each of the Parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO MERGER

6.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act and any applicable waiting periods under the Other Antitrust Laws shall have expired or been terminated and all other Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made; and

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

6.2 Conditions to Obligations of the Parent and the Merger Sub. The obligation of each of the Parent and the Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) each of the representations and warranties of the Company set forth in Article III of this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date or (ii) for changes contemplated by this Agreement; the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(b) the Company shall have delivered to the Parent and the Merger Sub the Company Certificate;

(c) the Parent shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit F, addressed to the Parent dated as of the Closing Date (in rendering such opinion, counsel may rely upon the representations and certificates of Parent, Merger Sub and the Company);

(d) the Escrow Agent and the Stockholder Representative shall have duly executed and delivered the Escrow Agreement to the Parent;

(e) the Exchange Agent and the Stockholder Representative shall have duly executed and delivered the Exchange Agreement to the Parent;

(f) the Company shall have furnished to Parent and Merger Sub a certificate of the Secretary of the Company, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company approving this Agreement and the Merger; (ii) attached thereto is a true and complete copy of resolutions adopted by the holders of Company Stock necessary to provide the Requisite Stockholder Approval, adopting and approving this Agreement and the Merger; (iii) that such resolutions have not been amended and are in full force and effect as of the Closing Date and (iv) attached thereto are true, correct and complete copies of the Charter Documents;

(g) the Company shall have delivered to Parent certificates of good standing for the Company from the State of Delaware and the State of New Jersey, each dated a reasonable date prior to the Closing Date;

(h) the Company shall cause to be delivered to Parent duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director of the Company; provided that no such resignation by any individual shall be a resignation from employment with the Company if such individual is so employed;

(i) the Company shall have acquired the written consents to the Merger, if any, required to be obtained under the Company’s Contracts with the customers identified on Exhibit I (the “Required Consents”); and

(j) the Company shall have obtained the termination of the Stockholders’ Agreement and Registration Rights Agreement.

6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) each of the representations and warranties of the Parent and Merger Sub set forth in Article IV of this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, or (ii) for changes contemplated by this Agreement.

(b) each of Parent and Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(c) the Parent shall have delivered to the Company the Parent Certificate;

(d) the Escrow Agent, Parent and the Stockholder Representative shall have duly executed and delivered the Escrow Agreement to the Company and, at the Closing, Parent shall have delivered to the Escrow Agent the Indemnity Escrow Amount referred to in Section 2.4(a)(i) in immediately available funds by wire transfer to the accounts designated in the Escrow Agreement;

(e) the Stockholder Representative Escrow Agent and the Stockholder Representative shall have duly executed and delivered the Stockholder Representative Escrow Agreement to the Company and, at the Closing, Parent shall have delivered to the Stockholder Representative Escrow Agent the Stockholder Representative Escrow Amount referred to in Section 2.4(a)(ii) in immediately available funds by wire transfer to the accounts designated in the Stockholder Representative Escrow Agreement;

(f) the Exchange Agent, the Parent and the Stockholder Representative shall have duly executed and delivered the Exchange Agreement to the Company and, at the Closing, Parent shall have delivered to the Exchange Agent the Merger Consideration, including any amounts on account of the Management Incentive Amount (less the Indemnity Escrow Amounts and Stockholder Representative Escrow Amounts pursuant to Section 2.4(a)) in immediately available funds by wire transfer to the account designated in the Exchange Agreement;

(g) at the Closing, on behalf of the Company Securityholders, Parent shall have paid the Company Transaction Costs from the Merger Consideration in immediately available funds by wire transfer to the Persons and accounts designated by the Company pursuant to Section 5.12;

(h) the Parent shall have furnished to the Company a certificate of the Secretary of the Parent, dated the Closing Date, certifying that: (i) attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Parent approving this Agreement and the Merger; (ii) attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Merger Sub approving this Agreement and the Merger; and (iii) attached thereto is a true and complete copy of the resolutions adopted by the holders of the capital stock of Merger Sub necessary to authorize, adopt and approve this Agreement and the Merger, (iv) that such resolutions have not been amended and are in full force and effect as of the Closing Date and (v) attached thereto are true, correct and complete copies of the organizational documents of each of Merger Sub and Parent; and

(i) the Parent shall have delivered to the Company a certificate of good standing for Merger Sub from the State of Delaware dated a reasonable date prior to the Closing Date.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Parent may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses 6.2(a) or 6.2(a) not to be satisfied in all material respects and (ii) is not cured or waived within the earlier of (x) sixty (60) days following delivery by the Parent to the Company of written notice of such breach, or (y) the date set forth in Section 7.1(d);

(c) the Company may terminate this Agreement by giving written notice to the Parent in the event the Parent or the Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses 6.3(a) or 6.3(b) not to be satisfied in all material respects and (ii) is not cured or waived within the earlier of (x) sixty (60) days following delivery by the Company to the Parent of written notice of such breach, or (y) the date set forth in Section 7.1(e);

(d) the Parent may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before July 15, 2006 by reason of the failure of any condition precedent under Section 6.1 or 6.2 (unless the failure results from a breach by the Parent or the Merger Sub of any representation, warranty or covenant contained in this Agreement); or

(e) the Company may terminate this Agreement by giving written notice to the Parent if the Closing shall not have occurred on or before July 15, 2006 by reason of the failure of any condition precedent under Section 6.1 or 6.3 (unless the failure results from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement (and the other Transaction Documents) shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3; provided, however, that (i) the Confidentiality Agreement and (ii) the provisions of Section 5.10 (Public Announcements) and Section 7.3 (Remedies) and Article IX of this Agreement and the last sentence of Section 5.2(a) shall remain in full force and effect and survive any termination of this Agreement.

7.3 Remedies. Any Party terminating this Agreement pursuant to Section 7.1(b) or (c) shall have the right to recover damages sustained by such Party as a result of any such breach, or as a result of fraud or willful misrepresentation by the other Party; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement (or the other Transaction Documents to which it is a party) under circumstances which would have permitted the other Party to terminate the Agreement under the applicable subsection of Section 7.1.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification. To the extent provided in this Article VIII, from and after the Closing Date, the Company Securityholders and the Incentive Plan Participants (each, an “Indemnifying Party”), acting through the Stockholder Representative, shall, severally, but not jointly, indemnify Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates, and their respective officers, directors, employees, stockholders, members and managers (each, an “Indemnified Party”) and hold each Indemnified Party harmless from and against any and all losses, damages, claims (including third party claims), charges, interest, penalties, taxes, costs and expenses (including legal fees) (collectively, “Losses”) resulting from, arising out of, or incurred by any Indemnified Party in connection with, or otherwise with respect to:

(a) any breach of any representation or warranty of the Company contained in this Agreement or any other Transaction Document (to which Company is a party) delivered by the Company to Parent prior to Closing; or

(b) any breach of any covenant or agreement of the Company contained in this Agreement or any other Transaction Document to which it is a party and which is required to be performed by the Company prior to Closing.

8.2 Procedure for Claims.

(a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall promptly (but in no event later than twenty (20) days after notice thereof) notify the Indemnifying Party of such claim or demand (the “Claim Notice”), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party’s liability to the Indemnified Party hereunder for Losses with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) such claim or demand; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article VIII, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto.

(b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such claim or demand seeks material prospective non-monetary relief which could have a materially adverse effect on the business, operations, results of operations, assets, properties or condition, financial and otherwise, of any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right, at its own expense, to participate in, but not control, the defense of such claim or demand. If the Indemnifying Party should elect to exercise such right to participate, the Indemnifying Party’s consent shall be required for any settlement of any such claim or demand, which consent shall not be unreasonably withheld.

(c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

(d) The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice adversely prejudiced the Indemnifying Party.

8.3 Payment of Indemnification Obligations. Except with respect to claims based on fraud, the release of Indemnity Escrow Amounts from the Indemnity Escrow Fund shall be the sole and exclusive post-Closing remedy for Losses available to the Indemnified Parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any other Transaction Document, and any and all other matters arising out of, relating to or connected with this Agreement (or any other Transaction Document), the Company (including its assets and liabilities) and the Company Securities, in each case in accordance with this Article VIII. Without limiting the generality of the foregoing, no Indemnifying Party shall have any liability to an Indemnified Party in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, other than such Indemnifying Party’s pro rata share of the Indemnity Escrow Fund, subject to and in accordance with the terms of this Agreement. In furtherance of the foregoing, Merger Sub and Parent, on behalf of themselves and the other Indemnified Parties (including, following the Closing, the Surviving Corporation), hereby waive, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) which such Indemnified Party may have against the Company or any Indemnifying Party arising under or based upon any Law or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII). If there should be a dispute as to the amount of Losses, such portion, if any, of the obligation as shall not be subject to dispute, shall be paid to the Indemnified Party from the Indemnity Escrow Funds. At and after such time as the Indemnity Escrow Fund is exhausted or released, the Indemnified Party shall not be entitled to seek indemnity under this Article VIII, and the Indemnified Party shall have no further recourse against any Person for such unpaid Losses of any Indemnified Party except with respect to claims based on fraud.

8.4 Survival.

(a) All representations and warranties contained in this Agreement and in the other Transaction Documents, or in any certificate or other document delivered pursuant hereto, shall survive the Closing for a period of one (1) year.

(b) The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations; provided that any such covenant or agreement which expires on a date certain shall survive until such date certain.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period”. In the event a Claim Notice for indemnification under Section 8.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

8.5 Certain Limitations.

(a) Notwithstanding anything to the contrary contained herein, the Indemnifying Parties shall have no liability or obligations under Section 8.1, in all cases, unless and until the amount of the aggregate indemnification obligations of the Indemnifying Parties under Section 8.1 exceeds $1,250,000 whereupon the Indemnifying Party shall indemnify, defend, protect and hold harmless the Indemnified Party for the amount of all Losses under Section 8.1 in excess of $1,250,000; subject in all cases to the other limitations set forth in this Article VIII (including, that the liability of the Indemnifying Parties under this Article VIII shall be limited to their interest in the Indemnity Escrow Funds). In addition, in no event shall any Company Securityholder or Incentive Plan Participant have any liability to any Indemnified Party or any other Persons for fraud in excess of the portion of the Merger Consideration received by such Person in accordance with the terms of this Agreement.

(b) The amount of Losses recoverable by any Indemnified Party under this Article VIII with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Party (or an Affiliate thereof) from any insurance policy net of any deductibles or other amounts payable with respect thereto.

(c) In addition to the other limitations set forth in this Section 8.5 and notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to (i) any item disclosed in the Disclosure Schedule or pursuant to Section 5.6, (ii) any indirect, special, incidental, consequential or punitive damages claimed by an Indemnified Party resulting from the breach of any representation or warranty, covenant or agreement, (iii) any covenant or condition waived in writing by Parent or Merger Sub on or prior to the Closing, or (iv) any Loss by an Indemnified Party with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment of the Merger Consideration, if any, pursuant to Sections 2.1(b).

(d) Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement (or the other Transaction Documents), from and after the Closing the rights of the Indemnified Parties under this Article VIII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement (and the other Transaction Documents). Without limiting the generality of the foregoing, in no event shall any Indemnified Party, its successors or permitted assigns be entitled to seek rescission of the transactions consummated by this Agreement (or the other Transaction Documents).

8.6 No Other Representations or Warranties.

(a) Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its businesses and operations, and Parent and Merger Sub have been furnished with or given full access to such information about the Company and its businesses and operations as they requested. In connection with Parent’s and Merger Sub’s investigation of the Company and its businesses and operations, Parent, Merger Sub and their respective representatives have received from the Company or its representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Parent and Merger Sub acknowledge and agree that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (ii) Parent and Merger Sub are familiar with such uncertainties; and (iii) Parent and Merger Sub are taking full responsibility for making their own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives. Nothing in this Section 8.6 shall be deemed to release, waive or alter any of the Company’s representations, warranties and covenants under this Agreement or under the other Transaction Documents.

(b) PARENT AND MERGER SUB EACH ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING IN SECTION 3 HEREOF AND THE DISCLOSURE SCHEDULE, AND IN THE OTHER TRANSACTION DOCUMENTS, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY THE COMPANY OR ANY OTHER PERSON, INCLUDING (I) WITH RESPECT TO THE COMPANY, ITS ASSETS AND LIABILITIES, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE COMPANY SECURITIES OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY FURNISHED OR MADE AVAILABLE TO PARENT, MERGER SUB AND THEIR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing and except for fraud, Indemnified Parties shall have no claim or right to indemnification pursuant to this Article VIII or otherwise, and none of the Indemnifying Parties or any other Person shall have or be subject to any liability to Merger Sub, Parent, the Indemnified Parties or any other Person, with respect to (i) any information, documents or materials furnished or made available by the Company or its Affiliates, officers, directors, employees, agents or advisors to Parent or Merger Sub, in certain “data rooms”, management presentations or any other form in contemplation of the transactions contemplated hereby or (ii) any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or the future business, operations or affairs of the Company heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates.

8.7 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to Merger Consideration.

8.8 Stockholder Representative and Adoption of Provisions.

(a) By virtue of the Merger, each Company Securityholder and each Incentive Plan Participant hereby appoints Stockholder Representative as its exclusive agent and attorney-in-fact to act on its behalf with respect to any claims, controversies, or disputes arising out of the terms of this Agreement and the other Transaction Documents (including the Escrow Agreement), including (i) any dispute arising under Sections 2.1(b) or 5.9 of this Agreement; and (ii) defending all indemnity claims, consenting to, compromising or settling all indemnity claims, and otherwise acting pursuant to Article VIII; and all actions taken by the Stockholder Representative pursuant to the foregoing appointment and authority shall be binding upon each Company Securityholder and each Incentive Plan Participant and his successors and assigns as if expressly ratified and confirmed in writing by each Company Securityholder and each Incentive Plan Participant. Each Company Securityholder and each Incentive Plan Participant further agrees that the Stockholder Representative shall have the power to (a) receive all notices and communications directed to the Stockholder Representative or the Company with respect to any claims, controversies, or disputes arising out of the terms of this Agreement (or the other Transaction Documents, including the Escrow Agreement) and to take any action or no action in connection therewith as it may deem appropriate, and (b) to take any action (or determine to take no action) with respect to the foregoing appointment and authority as it may deem appropriate as effectively as the Company or Company Securityholder or Incentive Plan Participant could act itself, including the settlement or compromise of any dispute or controversy under the indemnification provisions hereof, the Escrow Agreement or any other document entered into in connection herewith. The authority granted hereunder is deemed to be coupled with an interest. Parent and Merger Sub shall have the right to rely on any actions taken or omitted to be taken by the Stockholder Representative as being the act or omission of the Company Securityholders or the Incentive Plan Participants, without the need for any inquiry. The Company Securityholders and the Incentive Plan Participants agree that the Stockholder Representative shall have no liability to the Company Securityholders or the Incentive Plan Participants for any loss, damage or liability which they may incur as a result of any action taken in good faith hereunder, under the Escrow Agreement or under any other document entered into in connection herewith, and the Company Securityholders and the Incentive Plan Participants, severally, but not jointly, agree to indemnify and hold the Stockholder Representative free and harmless against any and all loss, damage or liability which the Stockholder Representative may sustain as a result of any action taken in good faith hereunder, under the Escrow Agreement, the Stockholder Representative Escrow Agreement or under any other document entered into in connection herewith, including any legal fees and expenses (including any expenses for which the Stockholder Representative is responsible under the Escrow Agreement). The Stockholder Representative Escrow Funds shall be used to pay all such costs, expenses and liabilities incurred by the Stockholder Representative.

(b) In the event that the Stockholder Representative gives notice to Parent and the Escrow Agent pursuant to the Escrow Agreement that he disputes the claim for indemnity that is subject to the Claim Notice, the dispute shall be resolved in accordance with the provisions of this Agreement and no amounts shall be dispersed to an Indemnified Party from the Indemnity Escrow Fund until resolution of such dispute.

(c) The adoption of this Agreement by the Company Securityholders and Incentive Plan Participants constitutes approval of the indemnification obligations of the Company Securityholders and Incentive Plan Participants set forth in this Article VIII.

(d) Additional rights and obligations of the Stockholder Representative are more fully described in the Stockholder Representative Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Parent or Merger Sub, to:

Online Resources Corporation

4795 Meadow Wood Lane

Suite 300

Chantilly, VA 20151

Attn: Catherine Graham

Facsimile: (703) 653-3105

With a required copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

12010 Sunset Hills Road

Suite 900

Reston, Virginia 20190

Attn: Mark J. Wishner

Facsimile: (703) 464-4895

If to the Company, to:

Princeton eCom Corporation

650 College Road East

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 606-3297

With a required copy to:

Morgan, Lewis & Bockius, LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attn: Andrew P. Gilbert

Facsimile: (609) 919-6701

If to the Stockholder Representative, to:

Mellon Ventures, Inc.

One Mellon Bank Center

Room 5210

Pittsburgh, PA 15258

Attn: Mr. Lawrence E. Mock, Jr.

Facsimile: 412.236.3593

With a required copies to:

Lazard Technology Partners
30 Rockefeller Plaza, 48th Floor
New York, NY 10020
Attn: Manu Rana
Facsimile: 212.332.8677

CCP Equity Partners

City Place II

185 Asylum Street

Hartford, CT 06103-4105

Attn: Steve Piaker

Facsimile: 860.520.1299

or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval. Notwithstanding the foregoing, any amendment to Article VIII that adversely affects the rights of the Stockholder Representative in his capacity as such shall require the prior written consent of the Stockholder Representative.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

9.4 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.5 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the State of Delaware, and (b) the United States District Court located in the State of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.5. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the State of Delaware, or (ii) the United States District Court located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.6 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures which shall be deemed original signatures thereof.

9.7 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder; except that (i) the representations, warranties, covenants and other obligations of the Parent, Merger Sub (and from and after the effective date, the Surviving Corporation), including the provisions of Article II concerning the payment of the Merger Consideration, are intended for the benefit of the Company Securityholders and Incentive Plan Participants, (ii) the provisions of Article VIII are intended for the benefit of the Indemnified Parties and the Indemnifying Parties and (iii) the provisions of Sections 5.7 and 5.8 are intended for the benefit of the individuals specified therein, and in each such case, the intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

9.8 Entire Agreement. This Agreement, the other Transaction Documents and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

9.9 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11 Specific Performance. Parent, Merger Sub and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE X

DEFINITIONS

10.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 10.1, or in the applicable Section of this Agreement to which reference is made in this Section 10.1.

“Action” means any action, suit, proceeding, claim, arbitration, litigation, investigation or similar matter before any Governmental Entity or before any arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the ownership or control of securities possessing at least 50% of the voting power of all outstanding voting securities of an entity.

“Authorizations” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Certificate of Merger” means the certificate of merger or other appropriate documents prepared and executed in accordance with the applicable provisions of the DGCL, substantially in the form attached hereto as Exhibit G.

“Charter Documents” means the current Certificate of Incorporation and by-laws of the Company, in each case as amended through the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the shares of common stock, $.01 par value per share, of the Company.

“Common Warrant” means each warrant to purchase or acquire Common Stock, provided that for purposes of clarity, Preferred Warrants shall not be considered Common Warrants.

“Company Certificate” means a certificate of the Secretary of the Company to the effect that each of the conditions specified Section 6.2(a) and 6.2(a) are satisfied in all respects.

“Company Intellectual Property” means the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Company Material Adverse Effect” means any change or effect that is materially adverse to the Company taken as a whole other than any such effect or change (a) resulting from or arising in connection with (i) general economic or industry-wide conditions, (ii) this Agreement or the transactions contemplated hereby, or (iii) any matter expressly disclosed in the Disclosure Schedule, or (b) attributable to the fact that the prospective owner of the Company is Parent or any Affiliate of Parent. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Option” means each option, security or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Common Stock (other than the Company Warrants and Preferred Stock).

“Company Plan” means any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.

“Company Securities” means, collectively, the Company Stock, the Company Options and the Company Warrants.

“Company Securityholders” means the holders of Company Securities immediately prior to the Effective Time .

“Company Stock” means, collectively, the Common Stock and the Preferred Stock.

“Company Stock Plan” means any stock option plan or other stock or equity-related plan of the Company.

“Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company or any Company Securityholder, including the fees and commissions referenced in Section 3.24, for which the Company is liable in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other documents entered into in connection herewith.

“Company Warrants” means, collectively, the Common Warrants and the Preferred Warrants.

“Contract” means any written or oral agreement, contract, commitment, arrangement or understanding.

“Customer Deliverables” means the products that the Company currently manufactures, markets, sells or licenses.

“Disclosure Schedule” means the disclosure schedule provided by the Company to the Parent on the date hereof.

“Employee Benefit Plan” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or (v) any material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Environmental Law” means any federal, state or local law, statute, rule, order, directive, judgment, Authorization or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Financial Statements” means, (i) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for calendar years 2004 and 2005, and (ii) the Most Recent Unaudited Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three (3) months ended as of the Most Recent Unaudited Balance Sheet Date.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Holder” means each record holder as of the Effective Time of (i) an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Stock or (ii) an outstanding Company Option or Company Warrant that immediately prior to the Effective Time entitled such holder to acquire shares of Company Stock.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnity Escrow Amount” means $14,400,000.

“Indemnified Executive” means each present and former director and officer of the Company or any of its Affiliates.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) inventions, whether patentable or nonpatentable, know-how and copyrightable works; (vi) domain names, URLs, websites and web addresses; and (vii) other proprietary rights relating to any of the foregoing.

“Internal Systems” means the internal computer hardware and software systems of the Company that are used in its current business or operations.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Lease” means any lease, sublease, license or agreement pursuant to which the Company leases, subleases, uses or occupies any real property owned by another Person.

“Management Incentive Amount” means an amount of cash equal to $12,000,000, as determined pursuant to the Management Incentive Plan.

“Management Incentive Plan” means that certain Incentive Bonus Plan of the Company pursuant to which the Incentive Plan Participants are entitled to receive portions of the Management Incentive Amount.

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Authorization, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger Compensation Payments” means the Management Incentive Amount, and the portion of the Merger Consideration payable to the holders of Company Options and Company Warrants that were originally issued as compensation for services in an employee capacity.

“Most Recent Audited Balance Sheet Date” means December 31, 2005.

“Most Recent Unaudited Balance Sheet Date” means March 31, 2006.

“Most Recent Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company as of the Most Recent Unaudited Balance Sheet Date.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to frequency and amount).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States.

“Owned Real Property” means each item of real property owned by the Company.

“Parent Certificate” means a certificate from the Secretary of the Parent to the effect that each of the conditions specified in Sections 6.3(a) and 6.3(b) are satisfied in all respects.

“Parent Material Adverse Effect” means any change or effect that is materially adverse to Parent, its Subsidiaries or Merger Sub, taken as a whole other than any such effect or change resulting from or arising in connection with (a) general economic or industry-wide conditions or (b) this Agreement or the transactions contemplated hereby.

“Parties” means the Parent, the Merger Sub and the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Per Share Common Merger Consideration” means an amount per share equal to the quotient of (A) the aggregate Merger Consideration minus the sum of (i) the aggregate Series A-1 Preference Amount payable to Holders hereunder, (ii) the aggregate Series B-1 Preference Amount payable to Holders hereunder, (iii) the aggregate Series C-1 Preference Amount payable to Holders hereunder, (iv) the aggregate Series D-1 Preference Amount payable to Holders hereunder, and (v) the Management Incentive Amounts payable to Incentive Plan Participants hereunder, divided by (B) the number of shares of Common Stock of the Company outstanding immediately prior to the Effective Date which are entitled to be exchanged for payments hereunder (assuming for purposes of this calculation the conversion of all in-the-money Company Options, in-the-money Company Warrants and Preferred Stock into shares of Common Stock; provided, however that with respect to conversion of Preferred Stock and Preferred Warrants, accrued dividends shall not be taken into account for purposes of such conversion, in each case in accordance with the Charter Documents of the Company).

“Preferred Stock” means, collectively, the Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock and the Series D-1 Preferred Stock.

“Preferred Warrants” means, collectively, the Securities Purchase Warrants and the Series D-1 Preferred Warrants.

“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

“Registered Company Intellectual Property” means all Company Intellectual Property owned by the Company that is listed on Section 3.13(a) of the Disclosure Schedule that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of March 25, 2004, by and among the Company and the signatories thereto, as amended.

“Requisite Stockholder Approval” means the adoption of this Agreement and the approval of the Merger by those Company Stockholders required to approve this Agreement and the Merger pursuant to the Charter Documents of the Company and applicable Law.

“Securities Act” means the Securities Act of 1933.

“Securities Purchase Warrants” means those Warrants to purchase Preferred Stock of the Company listed on Exhibit H hereto.

“Security Interest” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance other than (i) those for current real or personal property taxes not yet due and payable or that may hereafter be paid without material penalty, (ii) worker’s, carrier’s, mechanic’s, materialmen’s, and similar liens, (iii) those arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iv) those on goods in transit incurred pursuant to documentary letters of credit, and (v) those that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present use of the properties they affect.

“Series A-1 Preference Amount” shall mean the sum of (i) One Dollar ($1.00) per share of Series A-1 Preferred Stock plus (ii) an amount equal to One Dollar ($1.00) times the dividend rate of eight percent (8%), compounded annually from the date of issuance of such share of Series A-1 Preferred Stock until the Closing Date, in accordance with the Charter Documents.

“Series A-1 Preferred Stock” means the shares of Series A-1 Convertible Preferred Stock, $.01 par value per share, of the Company.

“Series B-1 Preference Amount” shall mean the sum of (i) Forty-Five Cents ($0.45) per share of Series B-1 Preferred Stock plus (ii) an amount equal to Forty-Five Cents ($0.45) times the dividend rate of eight percent (8%), compounded annually from the date of issuance of such share of Series B-1 Preferred Stock until the Closing Date, in accordance with the Charter Documents.

“Series B-1 Preferred Stock” means the shares of Series B-1 Convertible Preferred Stock, $.01 par value per share, of the Company.

“Series C-1 Preference Amount” shall mean the sum of (i) Thirty Cents ($0.30) per share of Series C-1 Preferred Stock plus (ii) an amount equal to Thirty Cents ($0.30) times the dividend rate of eight percent (8%), compounded annually from the date of issuance of such share of Series C-1 Preferred Stock until the Closing Date, in accordance with the Charter Documents.

“Series C-1 Preferred Stock” means the shares of Series C-1 Convertible Preferred Stock, $.01 par value per share, of the Company.

“Series D-1 Preference Amount” shall mean the sum of (i) Thirty Cents ($0.30) per share of Series D-1 Preferred Stock plus (ii) an amount equal to Thirty Cents ($0.30) times the dividend rate of eight percent (8%), compounded annually from the date of issuance of such share of Series D-1 Preferred Stock until the Closing Date, in accordance with the Charter Documents.

“Series D-1 Preferred Stock” means the shares of Series D-1 Convertible Preferred Stock, $.01 par value per share, of the Company.

“Series D-1 Preferred Warrant” means each warrant to purchase or acquire Series D-1 Preferred Stock.

“Software” shall mean any of the software developed and owned by the Company.

“Stockholder Representative Escrow Amount” shall mean $100,000.

“Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, dated as of March 25, 2004, by and among the Company and the signatories thereto, as amended.

“Subsidiary” means, with respect to any party to this Agreement, any corporation or other organization, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) such party or any other Subsidiary of such party directly or indirectly owns or controls at least a majority of the capital stock or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Tax” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium taxes, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement and each other agreement, certificate, document and instrument to be executed in accordance herewith.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Working Capital” means the current assets of the Company minus the current liabilities of the Company, each as determined in accordance with GAAP. Current liabilities of the Company shall include any Taxes owed by the Company with respect to any “parachute” payments referenced in Section 5.2(c) above and any Taxes owed by the Company, including payroll Taxes, resulting from the compensatory payments that are part of the Merger Consideration.

“$” means United States dollars.

10.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Additional Merger Consideration	2.1	(c)
Agreement	Preface
Applicable Survival Period	8.4	(c)
Arbitration Firm	2.1	(b)
Cancellation Acknowledgement	2.5	(a)
Certificates	2.5	(a)
Claim Notice	8.2	(a)
Closing	1.2
Closing Date	1.2
Closing Working Capital	2.1	(b)
Company	Preface
Confidentiality Agreement	5.5
Constituent Corporations	1.1
DGCL	1.1
Dissenting Shares	2.8
DOJ	5.2	(a)
Effective Time	1.2
Escrow Agent	2.4	(a)
Escrow Agreement	2.4	(a)
Estimated Working Capital	2.1	(b)
Exchange Agent	2.4	(b)
Exchange Agreement	2.4	(b)
Exchange Fund	2.4	(b)
Final Working Capital	2.1	(b)
Financing	4.5
FTC	5.2	(a)
Holder Documents	2.5	(a)
Hart-Scott-Rodino Act	3.4	(b)
Incentive Plan Participant	2.3	(d)
Indemnified Party	8.1
Indemnifying Party	8.1
Indemnity Escrow Funds	2.4	(a)
Intellectual Property Licenses	3.13	(e)
In-Licenses	3.13	(e)
Losses	8.1
Material Contracts	3.14	(b)
Merger	1.1
Merger Consideration	2.1	(a)
Merger Sub	Preface
Notice Period	8.2	(a)
Out-Licenses	3.13	(d)
Parent	Preface
Participating Common Holder	2.5	(c)
Participating Common Convertible Holder	2.5	(e)
Participating Preferred Holder	2.5	(b)
Participating Preferred Warrant Holder	2.5	(d)
Per Share C-1 Merger Consideration	2.2	(c)
Per Share D-1 Merger Consideration	2.2	(d)
Pre-Close Short Period	5.9	(c)
Stockholder Representative	Preface
Stockholder Representative Agreement	2.5	(a)
Straddle Period	5.9	(c)
Surviving Corporation	1.1
Target Working Capital	2.1	(b)
Transitioned Employees	5.8	(a)
Transmittal Letter	2.5	(a)
Working Capital Shortfall	2.1	(b)(v)
Working Capital Statement	2.1	(b)

10.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

PRINCETON ECOM CORPORATION

By: Name:
Title:

ONLINE RESOURCES CORPORATION

By:
Name: Catherine Graham
Title: EVP & Chief Financial Officer

ONLINE RESOURCES ACQUISITION CO.

By:
Name: Catherine Graham
Title: Chief Financial Officer

STOCKHOLDER REPRESENTATIVE

Name: Steven Piaker

Name: Manu Rana

Name: Lawrence Mock